Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

DIPLOMAT PHARMACY, INC.

at

$4.00 per share, net in cash,

pursuant to the Offer to Purchase dated January 9, 2020

by

DENALI MERGER SUB, INC.

a direct wholly owned subsidiary of

UNITEDHEALTH GROUP INCORPORATED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME,
ON FEBRUARY 7, 2020, UNLESS EXTENDED OR EARLIER TERMINATED.

January 9, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

Denali Merger Sub, Inc., a Michigan corporation (“Purchaser”) and a direct wholly owned subsidiary of UnitedHealth Group Incorporated, a Delaware corporation (“UnitedHealth Group”), and UnitedHealth Group have appointed D.F. King & Co., Inc. to act as the information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all outstanding shares (the “Shares”) of common stock, no par value (the “Common Stock”), of Diplomat Pharmacy, Inc., a Michigan corporation (“Diplomat”), at a price of $4.00 per Share, net to the seller in cash (the “Offer Price”), without interest and subject to any required tax withholding, on the terms and subject to the conditions described in the Offer to Purchase, dated January 9, 2020 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) and other related materials (which, together with the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”), all of which are enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF DIPLOMAT HAS UNANIMOUSLY RECOMMENDED THAT THE SHAREHOLDERS OF DIPLOMAT ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER IN THE OFFER.

The conditions of the Offer are described in Section 14 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, enclosed herewith are copies of the following documents:

1.	Offer to Purchase, dated January 9, 2020;

2.	Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, including the Form W-9;

3.	Diplomat’s Solicitation/Recommendation Statement on Schedule 14D-9;

4.

A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.

Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares if certificates representing the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), prior to the Expiration Time (as defined below), if the procedure for delivery by book-entry transfer cannot be completed prior to the Expiration Time, or if time will not permit all required documents to reach the Depositary prior to the Expiration Time; and

6.	Return envelope addressed to the Depositary for your use only.

We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:01 A.M., New York City time, on February 7, 2020 (the “Expiration Time”), unless and until, in accordance with the terms of the Merger Agreement (as defined below) and applicable law, Purchaser extends the period of time for which the Offer is open, in which event the term “Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by Purchaser, will expire.

Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated as of December 9, 2019 (as amended or supplemented from time to time, the “Merger Agreement”), by and among UnitedHealth Group, Purchaser and Diplomat. Following the consummation of the Offer and subject to the satisfaction or waiver of all of the conditions to the Merger (as defined below), Purchaser will merge with and into Diplomat, with Diplomat surviving as a direct wholly owned subsidiary of UnitedHealth Group (the “Merger”), in accordance with Section 703a(3) of the Michigan Business Corporation Act (the “MBCA”). The Offer and the Merger do not require the vote of Diplomat’s shareholders. As a result of the Merger, each Share not previously purchased in the Offer and outstanding immediately prior to the effective time of the Merger (“Effective Time”), other than Shares that as of the Effective Time are (i) owned by UnitedHealth Group, Purchaser or any wholly owned subsidiary thereof or (ii) owned by Diplomat or held in Diplomat’s treasury, will automatically be converted into the right to receive the Offer Price in cash, without interest and subject to any required tax withholding. Pursuant to the MBCA, no appraisal or dissenters’ rights will be available to shareholders in connection with the Offer or the Merger. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.”

The board of directors of Diplomat has unanimously (i) determined that the Merger Agreement, the Offer and the Merger are advisable, fair to and in the best interests of Diplomat and its shareholders, (ii) approved the execution, delivery and performance of the Merger Agreement by Diplomat and the consummation by Diplomat of the Transactions and the other covenants and agreements of Diplomat contained in the Merger Agreement, (iii) resolved that the Merger shall be effected under Section 703a(3) of the MBCA, and (iv) recommended that the shareholders of Diplomat accept the Offer and tender their Shares to Purchaser in the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of the Shares in the Offer. On the terms and subject to the Offer Conditions (as defined in the Offer to Purchase), payment for Shares accepted for payment in the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

Purchaser will pay for Shares accepted for payment in the Offer only after timely receipt by the Depositary of (i) the certificates for the Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”); (ii) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), with any required signature guarantees, or, for Shares held in book-entry form, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. Tendering shareholders may be paid at different times depending upon when Share certificates or book-entry confirmations with respect to Shares are actually received by the Depositary.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction to be designated by Purchaser.

In order to properly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantees, (or, in the case of book-entry transfer, an Agent’s Message if submitted in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be sent to and timely received by the Depositary, and either Share certificates or a timely book-entry confirmation must be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Neither Purchaser nor UnitedHealth Group will pay any fees or commissions to any broker or dealer or other person (other than to D.F. King & Co., Inc. in its capacity as Information Agent and Computershare Trust Company, N.A. in its capacity as the Depositary, as described in the Offer to Purchase) for making solicitations or recommendations in connection with the Offer. You will be reimbursed by Purchaser, through D.F. King & Co., Inc. in its capacity as Information Agent, upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:01 A.M., New York City time, on February 7, 2020, unless the Offer is extended or earlier terminated.

If a shareholder desires to tender Shares pursuant to the Offer and the Share certificates and all other required documents cannot be delivered to the Depositary prior to the Expiration Time, the procedure for delivery by book-entry transfer cannot be completed prior to the Expiration Time, or if time will not permit all required documents to reach the Depositary prior to the Expiration Time, the shareholder’s tender may still be effected by following the guaranteed delivery procedures set forth in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for additional copies of the enclosed materials may be directed to the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, UNITEDHEALTH GROUP, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Shareholders (toll-free): (866) 829-0135

Banks and Brokers: (212) 269-5550

Email: DPLO@dfking.com

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